EXHIBIT 99.1

Positron Capital Investment

Positron Corporation (the “Company”) is pleased to announce that its CEO, Patrick Rooney and CFO, Corey Conn, have recently invested $1,600,000 in Positron through convertible debentures. These cash investments were made from their own funds and earned independent of their positions or compensation with the Company. “This capital combined with current and future revenues will be utilized to further advance our integrated end-to-end solution for the nuclear cardiology industry,” stated, Patrick Rooney, CEO, Positron Corporation. “We are confident in Positron’s business model and long-term prospects and we will continue to build and support Positron as it evolves into a dynamic nuclear medicine healthcare company. We are pleased in Positron’s achievements to date and are optimistic of its future success.”

Source: www.positron.com